EXHIBIT 10.11

Severance Agreement by and between

FactSet Research Systems Inc.

And

Peter G. Walsh

If FactSet Research Systems Inc. (“FactSet” or the “Company”) terminates your employment against your will for any reason other than your willful failure to substantially perform your duties, your being adjudged guilty of a felony by a court of last resort from which there is no appeal, or your material breach of your fiduciary duties to FactSet, FactSet will make a liquidating payment equal to your annual compensation over the past twelve months. In addition, FactSet will continue to provide your standard employee benefits for twelve months from the date of termination.

If any change in control takes place during your employment with FactSet, and your employment is involuntary terminated (other than for cause as described above), FactSet will make a liquidating payment equal to two times your annual compensation over the past twelve months. In additional, FactSet will continue to provide your standard employee benefits for twenty-four months from the date of termination.

Agreed:

/S/ HOWARD E. WILLIE	September 20, 1999
Howard E. Willie	Date

/S/ PETER G. WALSH	September 20, 1999
Peter G. Walsh	Date